Exhibit (c)(2)

*Confidential* Fairness Opinion Discussion Materials April 2, 2018 Presentation to the Special Committee of the Board of Directors of:

*Confidential* Disclaimer The following materials were prepared solely for discussion at the meeting of the Special Board Committee of RMG Networks Holding Corporation (“RMG” or the “Company”) on April 2, 2018, by Lake Street Capital Markets, LLC (“Lake Street”), on a confidential basis in evaluating the proposed transaction described herein. We understand that RMG Networks Holding Corporation, a Delaware corporation (“RMG” or the “Company”), is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with RMG Acquisition, Inc., a Delaware corporation (the “Purchaser”) and RMG Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company remaining as the surviving corporation and a wholly-owned subsidiary of the Purchaser (the “Transaction”). We further understand that the Purchaser is substantially owned or controlled by Mr. Gregory Sachs, the Executive Chairman of the Company and the beneficial holder of approximately 2,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). In connection with and at the effective time of the Transaction, all outstanding shares of Common Stock will be cancelled and will cease to exist, and the former holders thereof, other than any shares held by the Purchaser and by certain rollover holders (the “Cashed-Out Stockholders”), will be entitled to receive $1.27 in cash for each share of Common Stock formerly held. The Merger Agreement will provide for a forty-five (45) day “go-shop” period after announcement of the Transaction, which will include the right of the Purchaser to respond to a bona fide written proposal that could reasonably be expected to lead to a proposal that is more favorable to the Company’s stockholders than the Transaction. Separate from the Transaction, Mr. Sachs or an affiliate of Mr. Sachs also intends to provide a bridge loan of $2.0 million to the Company (the “Bridge Loan”). You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the Cashed-Out Shareholders in connection with the Transaction. We have not been requested to opine as to, and our opinion does not in any manner address the underlying business decision to proceed with or effect the Transaction. We are not expressing any opinion as to Mr. Sachs’ proposed tender offer. This material is not intended to provide the sole basis for evaluating the transaction, does not purport to contain all information that may be required and should not be considered a recommendation with respect to a Transaction. With your consent we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information furnished to us by the Company, including information publicly available, or furnished to or otherwise discussed with us by the Company, its representatives and its advisors. With respect to financial forecasts and other information provided to or otherwise discussed with us by the Company, its representatives and its advisors, we have assumed, upon advice of the Company, that such forecasts and other information were reasonably prepared on a basis reflecting the best currently available estimates and judgments as to the expected future financial performance of the Company and that the Company will perform substantially in accordance with such forecasts. This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of RMG have traded or may trade following announcement or consummation of the Transaction or at any future time. We have been engaged by the Company solely to provide this opinion in connection with the Transaction and have not been engaged by the Company to serve as its financial advisor in connection with the Transaction. We will receive a fee for our services, including for providing our opinion, that is not contingent upon the consummation of the Transaction. Additionally, the Company has agreed to indemnify us for certain liabilities and reimburse us for any out-of-pocket expenses associated with analyzing the Transaction and rendering our opinion, subject to certain limitations. These materials have not been prepared with a view toward public disclosure under state or federal securities laws or otherwise, are intended for the benefit and use of the Special Board Committee of the Company, and may not be reproduced, disseminated, quoted, summarized or referred to, in whole or in part, except that these materials may, if required by law, be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in connection with the Transaction. 2

*Confidential* Table of Contents I. RMG Networks Overview II. Overview of Proposed Transaction III. Summary of Due Diligence Procedures IV. Valuation Analysis Appendix 3

 I.RMG Networks Overview

*Confidential* RMG Overview  RMG provides enterprise-class digital signage solutions. It offers a suite of products, including proprietary software, software-embedded hardware, maintenance and support services, content and creative services, installation services, and third-party displays.  On April 19, 2013, RMG became a public company through a reverse merger with SCG Financial Acquisition Corp., a special purpose acquisition company, in which SCG Financial acquired all of the outstanding capital stock of Symon Communications, Inc. The resulting combined company was renamed RMG Networks Holding Corporation (NasdaqCM:RMGN).  The Company reported revenue of $37.0 million in 2017 and the revenue mix was approximately Products 44%, Maintenance 37% and Professional Services 19%. The revenue mix by geography is approximately North America 66%, U.K. 17% and Other 17%  RMG operates in a highly competitive and niche environment.  RMG’s ownership is concentrated in two parties. The Executive Chairman, Mr. Gregory Sachs, who is proposing to acquire 100% of the Company’s outstanding capital stock, owns approximately 2.0 million shares of common stock or approximately 18% of the common shares outstanding  RMG has been undergoing a restructuring over the past few years designed to position it for profitable growth. Since 2014, RMG has cut its operating costs by approximately 30% and has also divested its Airline Media business in 2015.  According to RMG’s financial statements, as of December 31, 2017, it had $1.7 million in net debt and a stockholders’ deficit of $21.9 million.  RMG will require external financing to remain a going-concern and expects to sign an arms’ length, $2.0 million bridge loan with Mr. Sachs to provide interim financing.  Beyond such bridge loan, RMG will require a significant amount of additional financing to fund its business plan. Without further restructuring, management estimates it will require an additional $6.0 million of capital, in addition to the $2.0 million Sachs bridge financing and the approximately $2.5 million in borrowings available under its current revolving facility. 5 Source: Company SEC fillings and statements of management

*Confidential* RMG Overview  Recent Revenue • RMG reported revenue of $37.0 million for its fiscal year ended December 31,2017. • Management is projecting revenue of $38.5 million in fiscal 2018, an increase of 3.9% over 2017. Recent EBITDA  • • • RMG reported 2017 EBITDA loss of $1.4 million. Management is projecting a 2018 EBITDA loss of $2.9 million. RMG has sustained annual operating losses since 2013.  Recent Balance Sheet • • RMG had cash of $1.5 million and debt of $1.3 million of December 31, 2017. Management estimates RMG will have net debt of $1.7 million as of March 31, 2018 consisting of cash of $1.0 million and debt of $2.7 million. 6 Source: Company SEC fillings and statements of management

Confidential

RMGN Summary P&L

P&L	Actual		Projected				
(000's)	FY2016	FY2017	FY2018	FY2019	FY2020	FY2021	FY2022
Sales Orders	**$27,189**	**$24,836**	**$30,673**	**$33,740**	**$37,789**	**$43,457**	**$49,975**
YoY growth	*(7.9%)*	*(8.7%)*	*23.5%*	*10.0%*	*12.0%*	*15.0%*	*15.0%*
Revenue:							
Product Sales	$16,246	$16,350	$17,319	$17,005	$16,892	$16,514	$18,991
Software-as-a-Service	$0	$2	$559	$2,233	$5,058	$9,294	$14,744
Maintenance & Content Svcs	$13,888	$13,543	$12,934	$12,287	$11,059	$9,953	$4,976
Professional Services	$7,467	$7,147	$7,679	$9,650	$10,505	$11,733	$13,493
Total Revenue	**$37,602**	**$37,042**	**$38,491**	**$41,175**	**$43,514**	**$47,493**	**$52,204**
YoY growth	*(7.4%)*	*(1.5%)*	*3.9%*	*7.0%*	*5.7%*	*9.1%*	*9.9%*
Gross Profit	**$22,121**	**$21,133**	**$20,446**	**$22,048**	**$23,166**	**$25,611**	**$28,089**
% Margin	*58.8%*	*57.1%*	*53.1%*	*53.5%*	*53.2%*	*53.9%*	*53.8%*
Operating Expenses:							
Sales & Marketing	$8,454	$8,927	$9,806	$10,335	$10,647	$11,038	$11,465
Research & Development	$2,568	$2,728	$2,981	$3,231	$3,231	$3,481	$3,481
General & Administrative	$11,659	$10,838	$10,575	$10,825	$10,575	$10,575	$10,575
Total Operating Expenses	**$22,681**	**$22,492**	**$23,362**	**$24,391**	**$24,453**	**$25,094**	**$25,521**
EBITDA	**($559)**	**($1,359)**	**($2,917)**	**($2,343)**	**($1,287)**	**$516**	**$2,569**
% Margin	*(1.5%)*	*(3.7%)*	*(7.6%)*	*(5.7%)*	*(3.0%)*	*1.1%*	*4.9%*

Note: Operating expenses exclude Depreciation, Amortization and Stock-based compensation expenses.

Source: Company management

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*Confidential* RMG Stock Price Trading History – Last 3 Years  RMG stock is traded on the NasdaqCM under the symbol RMGN 8 Source: S&P Capital IQ, trading data as of 3/29/2018 Price Volume

 II.Overview of Proposed Transaction

Confidential

Summary of Proposed Transaction

- RMG is to be taken private by Mr. Sachs (an existing board member and 18% common shareholder) for $1.27 per share in cash, or approximately $14.9 million fully diluted equity value.
- Mr. Sachs is also going to provide a market-based bridge loan of $2.0 million concurrent with signing the acquisition agreement.
- The Transaction is subject to a 45-day "Go-Shop" period after announcement including the right for Mr. Sachs to respond to a bona fide written proposal received by the Company.

Proposed Transaction Summary Valuation *Data in 000's, except per share numbers*	
Proposed Cash-Out Price [(1)]	$1.27
Common Shares Outstanding	11,150
Shares Issued on Warrant Cashless Exercise	593
Fully Diluted Shares Outstd. [(2)]	11,743
Implied Market Capitalization	**$14,913**
Less: Total Cash [(3)]	$1,000
Plus: Total Debt [(4)]	$2,650
Implied Enterprise Value	**$16,563**
Implied EV/2017 Revenue	0.4x

Implied Premiums	**RMG Statistic**	**Offer Price Per Share $1.27**
Premium to Current Price	$1.42	-11%
Premium to 180 VWAP	$1.20	6%
Premium to 90 VWAP	$1.07	18%
Premium to 60 VWAP	$1.07	18%
Premium to 30 VWAP	$1.25	2%

(1) Proposed cash-out offer price
(2) Shares outstanding of 11.156M as provided by RMG management and assumed Sponsor warrant shares issued on cashless exercise basis
(3) Estimated cash balance as provided by RMG management as of 3/31/2018
(4) Estimated debt balance as provided by RMG management as of 3/31/2018

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 III.Summary of Due Diligence Procedures

*Confidential* Due Diligence Procedures  In connection with our review of the Transaction, and in arriving at our opinion, we have, among other things: • Reviewed certain business, financial and other information and data with respect to RMG that were publicly available or made available to us from internal records of RMG; Reviewed certain internal financial projections for RMG and its draft Form 10-K for 2017, prepared for financial planning purposes and furnished to us by RMG; Conducted discussions with members of senior management with respect to the past and present operations of the business and prospects of RMG; Compared the financial performance of RMG with that of publicly traded companies deemed by us to be comparable to RMG; Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; Performed a sum-of-the parts valuation and a discounted cash flow analysis for RMG, based on projected financial performance prepared by management; Reviewed certain publicly available information and stock price data for stockholder buyout transactions; Reviewed the historical market prices and trading activity of RMG’s common stock; and Conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion. • • • • • • • •  Lake Street did not assume responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it concerning the transaction, including without limitation, any financial information considered in connection with this presentation and our opinion. Accordingly, for purposes of this presentation and our opinion, Lake Street has, with the knowledge and permission of the Board, assumed and relied upon the accuracy and completeness of all such information.  12

 IV.Valuation Analysis

*Confidential* SOTP Comparable Public Company Analysis  Lake Street analyzed the public market statistics of certain companies it deemed comparable to RMG and examined various operating performance, trading statistics and information relating to those companies.  We selected 22 companies that, in our view, are engaged in businesses and have operating profiles that are reasonably comparable to those of RMG. In addition, for the Sum of the Parts (SOTP) analysis we also selected 6 companies in the Professional Services & Consulting industries and 6 companies in the Technology Distributors industry whose operating profiles were reasonably comparable to the Products and Professional Services revenue lines.   For purposes of our analysis, we completed a SOTP implied valuation by applying the EV/Revenue multiples of the selected comparable groups to RMG’s three major revenue lines. RMG reported revenue of $37.0 million in 2017 and the revenue mix was approximately Products 44%, Maintenance 37% and Professional Services 19%.  - Products revenue includes hardware, LED displays, and third party displays and components and typically has 30%-40% gross margin, according to management. Professional Services revenue consists of professional installation and training services and typically has a 30%-40% gross margin, according to management. Maintenance and Content Services revenue are typically annual contracts for product maintenance and support contracts and subscription based and custom creative content and typically has 80%-90% gross margin, according to management. - - 14

Confidential

SOTP Comparable Public Company Analysis

Products - Technology Distributors

	Price on	Market	Enterprise	LTM Financials		LTM Margins		'16-'17 Growth		17-'18 Growth		EV / Revenue			EV / EBITDA	
Company	3/29/2018	Cap	Value	Revenue	EBITDA	Gross	EBITDA	Revenue	EBITDA	Revenue	EBITDA	2017E	2018E	LTM	2017E	2018E
ScanSource, Inc. (SCSC)	$35.55	$909	$1,235	$3,688	$131	11%	4%	3%	23%	7%	8%	0.3x	0.3x	9.4x	9.3x	8.6x
PC Connection, Inc. (CNXN)	$25.00	$671	$621	$2,912	$89	13%	3%	8%	1%	4%	7%	0.2x	0.2x	7.0x	6.7x	6.3x
Avnet, Inc. (AVT)	$41.76	$5,009	$6,014	$18,231	$698	14%	4%	10%	7%	5%	16%	0.3x	0.3x	8.6x	8.1x	7.0x
Tech Data Corporation (TECD)	$85.13	$3,249	$3,931	$36,775	$623	6%	2%	38%	106%	-1%	6%	0.1x	0.1x	6.3x	5.4x	5.1x
Richardson Electronics, Ltd. (RELL)	$7.95	$103	$44	$146	$2	33%	1%	NM	NA	NM	NA	NA	NA	22.0x	NA	NA
Tech Data Corporation (TECD)	$85.13	$3,249	$3,931	$36,775	$623	6%	2%	38%	106%	-1%	6%	0.1x	0.1x	6.3x	5.4x	5.1x
25th Percentile		**$731**	**$775**	**$3,106**	**$100**	**7%**	**2%**	**8%**	**7%**	**-1%**	**6%**	**0.1x**	**0.1x**	**6.5x**	**5.4x**	**5.1x**
Median		**$2,079**	**$2,583**	**$10,959**	**$377**	**12%**	**2%**	**10%**	**23%**	**4%**	**7%**	**0.2x**	**0.2x**	**7.8x**	**6.7x**	**6.3x**
75th Percentile		**$3,249**	**$3,931**	**$32,139**	**$623**	**13%**	**3%**	**38%**	**106%**	**5%**	**8%**	**0.3x**	**0.3x**	**9.2x**	**8.1x**	**7.0x**
RMG (RMGN)	**$1.42**	**$16**	**$15**	**$38**	**-$2**	**56.9%**	**NM**	**-3%**	**NM**	**NM**	**NA**	**0.4x**	**0.4x**	**NM**	**NM**	**NM**

Professional Services - Professional Services & Consulting

	Price on	Market	Enterprise	LTM Financials		LTM Margins		'16-'17 Growth		17-'18 Growth		EV / Revenue			EV / EBITDA	
Company	3/29/2018	Cap	Value	Revenue	EBITDA	Gross	EBITDA	Revenue	EBITDA	Revenue	EBITDA	2017E	2018E	LTM	2017E	2018E
Computer Task Group, Inc. (CTG)	$8.19	$125	$118	$301	$6	19%	2%	-8%	15%	15%	49%	0.4x	0.3x	19.7x	14.8x	10.0x
Mastech Digital, Inc. (MHH)	$12.34	$67	$103	$148	$8	21%	5%	NM	NA	NM	NA	NA	NA	12.9x	NA	NA
RCM Technologies, Inc. (RCMT)	$5.77	$71	$95	$187	$7	26%	4%	4%	36%	9%	18%	0.5x	0.5x	14.0x	12.3x	10.5x
Edgewater Technology, Inc. (EDGW)	$5.55	$74	$64	$106	$0	37%	NM	-5%	-43%	NA	NA	0.6x	NA	-189.4x	13.3x	NA
TSR, Inc. (TSRI)	$6.20	$12	$7	$66	$1	16%	1%	NM	NA	NM	NA	NA	NA	9.8x	NA	NA
Kforce Inc. (kfrc)	$27.05	$674	$793	$1,358	$76	30%	6%	3%	12%	4%	10%	0.6x	0.6x	10.4x	9.8x	8.9x
25th Percentile		**$68**	**$71**	**$117**	**$2**	**19%**	**2%**	**-6%**	**-2%**	**6%**	**14%**	**0.5x**	**0.4x**	**9.9x**	**11.7x**	**9.4x**
Median		**$72**	**$99**	**$167**	**$6**	**24%**	**4%**	**-1%**	**14%**	**9%**	**18%**	**0.5x**	**0.5x**	**11.7x**	**12.8x**	**10.0x**
75th Percentile		**$112**	**$115**	**$273**	**$8**	**29%**	**5%**	**3%**	**20%**	**12%**	**33%**	**0.6x**	**0.5x**	**13.7x**	**13.7x**	**10.2x**
RMG (RMGN)	**$1.42**	**$16**	**$15**	**$38**	**-$2**	**56.9%**	**NM**	**-3%**	**NM**	**NM**	**NA**	**0.4x**	**0.4x**	**NM**	**NM**	**NM**

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Confidential

SOTP Comparable Public Company Analysis

Maintenance and Content Services - Digital Signage, Point of Sale, Software and Contact Center

($ in Millions)	Price on	Market	Enterprise	LTM Financials		LTM Margins		'16-'17 Growth		17-'18 Growth		EV / Revenue		EV / EBITDA		
Company	3/29/2018	Cap	Value	Revenue	EBITDA	Gross	EBITDA	Revenue	EBITDA	Revenue	EBITDA	2017E	2018E	LTM	2017E	2018E
JCDecaux SA (ENXTPA:DEC)	$34.75	$7,391	$7,976	$3,650	$619	33%	17%	33%	25%	5%	6%	1.9x	1.8x	12.9x	11.1x	10.5x
NCR Corporation (NCR)	$31.52	$3,737	$7,019	$6,516	$919	29%	14%	-1%	31%	2%	2%	1.1x	1.1x	7.6x	6.2x	6.1x
Clear Channel Outdoor Holdings (CCO)	$4.90	$1,771	$6,966	$2,598	$586	46%	23%	-4%	-15%	2%	9%	2.7x	2.6x	11.9x	12.6x	11.6x
Acuity Brands, Inc. (AYI)	$139.19	$5,812	$5,740	$3,497	$598	42%	17%	4%	12%	1%	-2%	1.6x	1.6x	9.6x	8.7x	8.9x
Outfront Media Inc. (OUT)	$18.74	$2,607	$4,830	$1,521	$387	45%	25%	1%	10%	2%	6%	3.2x	3.1x	12.5x	11.0x	10.4x
Ströer SE & Co. KGaA (DB:SAX)	$69.17	$3,843	$4,541	$1,598	$301	33%	19%	33%	72%	25%	25%	2.9x	2.3x	15.1x	11.6x	9.2x
VeriFone Systems, Inc. (PAY)	$15.38	$1,698	$2,416	$1,854	$229	40%	12%	-5%	23%	-1%	15%	1.3x	1.3x	10.6x	8.9x	7.7x
Cardtronics plc (CATM)	$22.31	$1,024	$1,889	$1,508	$333	34%	22%	17%	13%	-14%	-24%	1.3x	1.5x	5.7x	5.6x	7.4x
Brady Corporation (BRC)	$37.15	$1,922	$1,878	$1,143	$164	50%	14%	1%	4%	4%	12%	1.7x	1.6x	11.4x	11.6x	10.3x
National CineMedia, Inc. (NCMI)	$5.19	$411	$1,578	$426	$186	71%	44%	-4%	-1%	1%	-2%	3.7x	3.6x	8.5x	7.6x	7.8x
Barco NV (ENXTBR:BAR)	$122.97	$1,518	$1,291	$1,302	$112	37%	9%	14%	91%	0%	16%	1.0x	1.0x	11.6x	10.3x	8.8x
Limelight Networks, Inc. (LLNW)	$4.11	$455	$406	$184	$18	57%	10%	9%	205%	8%	17%	2.2x	2.0x	22.6x	14.2x	12.2x
Daktronics, Inc. (DAKT)	$8.81	$392	$319	$616	$38	24%	6%	5%	28%	4%	11%	0.5x	0.5x	8.4x	8.7x	7.8x
LSI Industries Inc. (LYTS)	$8.11	$207	$256	$341	$18	26%	5%	5%	2%	8%	46%	0.8x	0.7x	13.9x	16.2x	11.1x
Agilysys, Inc. (AGYS)	$11.92	$279	$242	$126	-$11	50%	NM	-1%	NM	4%	73%	1.9x	1.8x	NA	42.5x	24.5x
PAR Technology Corporation (PAR)	$14.09	$226	$220	$233	$1	23%	1%	NM	NA	NM	NA	NA	NA	181.8x	NA	NA
Brightcove Inc. (BCOV)	$6.95	$243	$217	$156	-$14	59%	NM	3%	NM	7%	NM	1.4x	1.3x	NA	NA	55.7x
RhythmOne plc (AIM:RTHM)	$2.46	$190	$149	$197	$1	36%	0%	NM	NM	72%	308%	0.6x	0.4x	210.0x	13.6x	3.3x
ClearOne, Inc. (CLRO)	$7.95	$67	$60	$43	-$1	58%	NM	-11%	-57%	12%	139%	1.4x	1.2x	NA	23.0x	9.6x
Qumu Corporation (QUMU)	$1.76	$16	$17	$28	-$7	64%	NM	-11%	NM	-11%	NM	0.6x	0.7x	NA	NA	NA
Sonic Foundry, Inc. (SOFO)	$2.23	$10	$13	$36	-$2	73%	NM	NM	NA	NM	NA	NA	NA	NA	NA	NA
Bridgeline Digital, Inc. (BLIN)	$2.06	$9	$11	$16	-$1	54%	NM	5%	NM	NA	NA	0.7x	NA	NA	38.0x	NA
All Comparables:																
25th Percentile		**$212**	**$218**	**$163**	**$0**	**33%**	**8%**	**-2%**	**3%**	**1%**	**6%**	**0.9x**	**1.0x**	**9.3x**	**8.8x**	**7.8x**
Median		**$433**	**$849**	**$521**	**$75**	**44%**	**14%**	**3%**	**13%**	**0%**	**0%**	**1.4x**	**1.5x**	**11.7x**	**11.3x**	**9.4x**
75th Percentile		**$1,885**	**$4,010**	**$1,579**	**$325**	**57%**	**20%**	**7%**	**30%**	**8%**	**25%**	**2.0x**	**1.9x**	**14.2x**	**14.1x**	**10.9x**
Comparables w/Ent. Value < $500 million																
25th Percentile		**$42**	**$39**	**$39**	**-$4**	**31%**	**1%**	**-3%**	**-13%**	**4%**	**24%**	**0.6x**	**0.6x**	**13.9x**	**13.9x**	**8.7x**
Median		**$207**	**$217**	**$156**	**-$1**	**54%**	**5%**	**4%**	**15%**	**8%**	**59%**	**0.8x**	**1.0x**	**22.6x**	**16.2x**	**11.1x**
75th Percentile		**$261**	**$249**	**$215**	**$10**	**58%**	**6%**	**5%**	**73%**	**9%**	**122%**	**1.4x**	**1.4x**	**181.8x**	**30.5x**	**18.4x**
RMG (RMGN)	**$1.42**	**$16**	**$15**	**$38**	**-$2**	**56.9%**	**NM**	**-3%**	**NM**	**NM**	**NA**	**0.4x**	**0.4x**	**NM**	**NM**	**NM**

Source: Market data as of 3/29/2018, historical and projected financials for comparable companies sourced via S&P Capital IQ
(1) Revenue displayed as per mgmt. service fee revenue guidance, EBITDA multiple adjusted as per mgmt. to include EBITDA plus stock based comp., acquisition related costs, restructuring and other charges.
(2) RMG revenue and EBITDA financials provided by company mgmt.

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CAPITAL MARKETS

Confidential

Summary SOTP Comparable Public Company Analysis

- Based on the selected public comparable groups, we calculated the implied enterprise values and associated implied equity price per share using the 25th percentile, median and 75th percentile multiples.
- For Products revenue we used the Technology Distributor comparables group.
- For Professional Services revenue, we selected the Professional Services and Consulting comparables group.
- For Maintenance and Content Services revenue, we selected the Digital Signage comparables that had an enterprise value of less than $500 million.

($ in 000's)

			EV/Rev. Multiple			Implied EV		
	2017A	% Of Rev.	25th	Median	75th	25th	Median	75th
Revenue:								
Product	$16,350	44%	0.1x	0.2x	0.3x	$1,773	$3,495	$5,413
Professional Svc	$7,147	19%	0.5x	0.5x	0.6x	$3,474	$3,851	$4,054
Maint. & Cont. Svcs.	$13,545	37%	0.6x	0.8x	1.4x	$8,455	$10,278	$18,927
Total Revenue	**$37,042**	**100%**				**$13,702**	**$17,623**	**$28,393**
				Implied Share Price		**$1.03**	**$1.36**	**$2.28**

			EV/Rev. Multiple			Implied EV		
	2018E	% Of Rev.	25th	Median	75th	25th	Median	75th
Revenue:								
Products	$17,319	45%	0.1x	0.2x	0.3x	$1,896	$3,546	$5,438
Professional Svc	$7,679	20%	0.4x	0.5x	0.5x	$3,143	$3,648	$3,983
Maint. & Cont. Svcs.	$13,493	35%	0.6x	1.0x	1.4x	$8,721	$13,028	$19,308
Total Revenue	**$38,491**	**100%**				**$13,760**	**$20,223**	**$28,729**
				Implied Share Price		**$1.03**	**$1.58**	**$2.31**

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*Confidential* Analysis of Precedent M&A Transactions  Lake Street performed a precedent transaction analysis, which is designed to imply a value of a company, based on publicly available financial terms, of selected transactions that share some characteristics of this transaction.  We analyzed transactions with implied enterprise values between $10 million and $250 million, within the internet software and services, application software, electronic equipment and instruments, and advertising markets, involving strategic or financial sponsor buyers, which resulted in selecting 25 transactions.  For each transaction, we used the latest financial information publicly available at the time of announcement to determine the transaction multiples. 18

Confidential

Analysis of Precedent M&A Transactions

- While none of the companies in the selected M&A transactions are directly comparable to the Company, the companies in the selected transactions are companies with operations that, for the purposes of this analysis, may be considered similar to certain operations of the Company, based on size, capital structure and growth prospects.

Closed Date	Target	Buyer	Implied Enterprise Value	Implied EV / Revenue	Implied EV / EBITDA
2/1/2018	YuMe, Inc.	RhythmOne plc	$113	0.7x	11.2x
10/6/2017	MaxPoint Interactive, Inc.	Harland Clarke Holdings Corp.	$105	0.7x	NM
9/15/2017	Shaw Satellite Services Inc.	Turnpike Global Technologies Inc.	$20	0.8x	NA
9/5/2017	Rocket Fuel Inc.	Sizmek Inc.	$147	0.4x	NM
8/7/2017	ScanScout, Inc., Buyer Platform	Taptica Ltd	$28	0.2x	NM
7/26/2017	Covisint Corporation	Open Text Corporation	$69	1.0x	NM
7/19/2017	Sajan, Inc.	Amplexor USA, Inc.	$25	0.8x	39.7x
4/3/2017	Zycron, Inc.	BG Staffing, LLC	$23	0.6x	NA
3/31/2017	Visible Measures Corporation	AcuityAds US Inc.	$10	0.5x	NA
2/10/2017	ServicePower Technologies plc	Diversis Capital UK Limited	$17	1.0x	NM
1/20/2017	eNom Inc.	Tucows Inc.	$84	0.5x	61.6x
12/5/2016	United States Traffic Network LLC	GTN Limited	$15	0.3x	12.6x
9/26/2016	Sizmek Inc.	Vector Capital	$76	0.4x	8.5x
8/8/2016	ReachLocal, Inc.	Gannett Co., Inc.	$158	0.4x	NM
7/11/2016	mBlox, Inc.	CLX Communications AB (publ)	$117	0.8x	17.0x
7/1/2016	United Online, Inc.	B. Riley Financial, Inc.	$71	0.5x	4.7x
12/7/2015	CTI Group (Holdings) Inc.	Enghouse Systems Limited	$18	1.0x	8.9x
12/1/2015	Local Corporation, Substantially All Assets	Media.Net Advertising FZ-LLC	$11	0.2x	NM
11/27/2015	Planar Systems, Inc.	Leyard American Corporation	$137	0.7x	18.5x
11/23/2015	Daegis Inc.	Open Text Corporation	$21	0.9x	24.7x
10/22/2015	Millennial Media Inc.	Oath Inc.	$233	0.8x	NM
10/4/2015	Access Data Consulting Corporation	General Employment Enterprises Inc. (nka:GI	$15	0.7x	6.0x
6/22/2015	Lyris, Inc.	Aurea Software, Inc.	$16	0.5x	30.4x
6/1/2015	ProSoft Group, Inc.	Kellton Tech Solutions Limited	$14	0.4x	NA
5/21/2015	Dealix Corporation And Autotegrity, Inc.	Autobytel Inc. (nka:AutoWeb, Inc.)	$25	0.4x	NA
		Average	$63	0.6x	20.3x
		Median	$25	0.6x	14.8x
		25th Percentile	$17	0.4x	8.8x
		75th Percentile	$105	0.8x	26.1x

Metric	RMGN Statistic	Implied Enterprise Value 25th	Median	75th
Revenue				
CY2017	$37,042	$15,297	$22,238	$30,273

Metric	RMGN Statistic	Implied Equity Value Per Share 25th	Median	75th
Revenue				
CY2017	$37,042	$1.16	$1.75	$2.44

Source: SEC Filings, S&P Capital IQ, Merger Market, press releases
(1) RMG revenue and EBITDA financials provided by company management
(2) Assumes $1.7M net debt balance, and 11.7M shares outstanding.

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LAKE STREET CAPITAL MARKETS

*Confidential* Discounted Cash Flow Analysis  Lake Street performed a discounted cash flow analysis which is designed to provide insight into the Company’s enterprise value as a function of the Company’s future free cash flow plus a terminal value. We performed our analysis using estimates and projections developed by management for the period 2018 through 2022. For purposes of this analysis, the following assumptions were used:   - Terminal Value based on the Enterprise Value to Revenue exit multiple of 0.75x, an increase over the current multiple of 0.4x, reflecting the improved operating metrics projected in managements forecast Assumes no taxes due to RMG’s approximately $68 million in NOLs. Discount rate of 23% representing RMG’s weighted average cost of capital (WACC) as shown on page 33 in the Appendix. Sensitivity analysis with discount rates ranging from 21%-25% and a terminal value EV/Revenue exit multiple range of 0.45x – 1.05x. - - - 20

Confidential

Discounted Cash Flow Analysis

($ in 000's)

	2018E	2019E	2020E	2021E	2022E	Terminal Value
Revenue	**$38,491**	**$41,175**	**$43,514**	**$47,493**	**$52,204**	**$57,382**
y/y % Chg	-	7.0%	5.7%	9.1%	9.9%	
EBITDA	($2,917)	($2,343)	($1,287)	$516	$2,569	
% Revenue	-7.6%	-5.7%	-3.0%	1.1%	4.9%	
Chg. In Working Capital	($73)	($268)	($234)	($398)	($471)	
Capital Expenditures	($194)	($412)	($435)	($475)	($522)	
Taxes[3]	$0	$0	$0	$0	$0	
Unlevered Free Cash Flow	**($3,184)**	**($3,023)**	**($1,956)**	**($357)**	**$1,575**	
Terminal Value Calculation						
2023 Revenue Estimate						$57,382
Revenue Exit Multiple						0.75x
Terminal Value						$43,037
Discount Rate	23.0%					
Stub Period (years)[2]	0.50					
Cash Flow Timing (years)	0.25	1.00	2.00	3.00	4.00	5.00
Discount Factor	0.95	0.81	0.66	0.54	0.44	0.35
PV of Cash Flows [4]	**($1,523)**	**($2,456)**	**($1,292)**	**($191)**	**$688**	**$15,274**
Enterprise Value	**$10,499**					
Adjustments:						
- SVB Secured Line of Credit[1]	($2,650)					
+ Cash and Equivalents[1]	$1,000					
+ Total Adjustments	**($1,650)**					
= Implied Total Equity Value	**$8,849**					
Shares Outstanding	11,743					
Implied Equity Value Per Share	**$0.75**					

(1) Proforma cash and debt estimates per management
(2) Stub period assumes transaction completion by 6/30/2018, and 184 days remaining in 2018 period ending December 31, 2018.
(3) Assumes zero taxes for the projected period due to $68 million in NOL carry forwards that can be applied against future earnings
(4) Terminal value cash flow occurs at 6/30/23; mid-period convention for annual cash flows

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LAKE STREET CAPITAL MARKETS

Confidential

Discounted Cash Flow (Sensitivity Analysis)

- Based on the discounted cash flow analysis, the implied enterprise value for RMG ranges from $7.0 million to $14.3 million.
- The implied equity value per share ranges from $0.45 to $1.08 per share.

Implied Enterprise Value Sensitivity Analysis (Terminal Multiple & WACC)

Terminal Revenue Multiple ($ in 000's)

WACC[1]	0.45x	0.60x	0.75x	0.90x	1.05x
21.0%	$5,120	$8,436	$11,751	$15,067	$18,383
22.0%	$4,745	$7,927	$11,109	$14,291	$17,473
23.0%	$4,389	$7,444	$10,499	$13,554	$16,608
24.0%	$4,052	$6,985	$9,919	$12,852	$15,786
25.0%	$3,732	$6,549	$9,367	$12,185	$15,003

Implied Equity Value Per Share Sensitivity Analysis (Terminal Multiple & WACC)[2]

Terminal Revenue Multiple

WACC[1]	0.45x	0.60x	0.75x	0.90x	1.05x
21.0%	$0.30	$0.58	$0.86	$1.14	$1.42
22.0%	$0.26	$0.53	$0.81	$1.08	$1.35
23.0%	$0.23	$0.49	$0.75	$1.01	$1.27
24.0%	$0.20	$0.45	$0.70	$0.95	$1.20
25.0%	$0.18	$0.42	$0.66	$0.90	$1.14

(1) See appendix for detailed calculation of the weighted average cost of capital.
(2) Assumes $1.7M net debt balance, and 11.7M shares outstanding.

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*Confidential* Summary Valuation Observations 3/29/18 Closing Price - $1.42 Proposed Transaction Share Price - $1.27 Equity Value Per Share Median - $0.75 WACC: 22% - 24% Terminal EV/Revenue Multiple: 0.60x - 0.90x Median - $1.36 2017 Revenue of: $37.0M EV/Rev. multiples range at 25th percentile, Median and 75th percentile of: 0.37x, 0.48x, and 0.77x Median - $1.58 2018E Revenue of: $38.5M EV/Rev. multiples range at 25th percentile, Median and 75th percentile of: 0.36x, 0.53x and 0.75x. Median - $1.75 2017 EV/Revenue Multiple Range: 0.4x-0.8x Median multiple: 0.6x 2017 Revenue of $37.0M 23 Review of Valuation Methodologies

 Appendix

*Confidential* Comparable Public Company Descriptions JC Decaux SA Together with its subsidiaries, engages in outdoor advertising activities worldwide. The company operates in three segments: Street Furniture, Transport, and Billboard. The Street Furniture segment is involved in advertising in shopping malls; renting street furniture; selling and renting equipment; and the provision of cleaning, maintenance, and other services. The company was founded in 1964 and is based in Plaisir, France. JCDecaux SA is a subsidiary of JCDecaux Holding SA. Clear Channel Outdoor Holdings, Inc. Clear Channel Outdoor Holdings, Inc., an outdoor advertising company, owns and operates advertising display faces. Clear Channel Outdoor Holdings, Inc. was incorporated in 1995 and is headquartered in San Antonio, Texas. Clear Channel Outdoor Holdings, Inc. is a subsidiary of iHeartCommunications, Inc. NCR Corporation NCR Corporation provides omni-channel technology solutions that enable businesses connect, interact, and transact with their customers worldwide. The company was founded in 1884 and is headquartered in Atlanta, Georgia. Acuity Brands, Inc. Acuity Brands, Inc. provides lighting and building management solutions and services for commercial, institutional, industrial, infrastructure, and residential applications in North America and internationally. The company was founded in 2001 and is headquartered in Atlanta, Georgia. Outfront Media, Inc. OUTFRONT Media connects brands with consumers outside of their homes through one of the largest and most diverse sets of billboard, transit, and mobile assets in North America. Through its ON Smart Media platform, OUTFRONT Media is implementing digital technology that will fundamentally change the ways advertisers engage people on-the-go. Stroer SE & Co. Ströer SE & Co. KGaA provides out-of-home and online advertising services to private and corporate customers in Germany, Turkey, and internationally. The company operates through three segments: Ströer Digital, Out-of-Home Germany, and Out-of-Home International. The company was formerly known as Ströer SE. Ströer SE & Co. KGaA is headquartered in Cologne, Germany. 25

*Confidential* Comparable Public Company Descriptions Verifone Systems, Inc. VeriFone Systems, Inc. provides payments and commerce solutions at the point of sale (POS) worldwide. The company was formerly known as VeriFone Holdings, Inc. and changed its name to VeriFone Systems, Inc. in May 2010. VeriFone Systems, Inc. is headquartered in San Jose, California. Cardtronics Plc. Cardtronics plc provides automated consumer financial services through its network of automated teller machines (ATMs) and multi-function financial services kiosks. The company was founded in 1989 and is headquartered in Houston, Texas. Brady Corporation Brady Corporation manufactures and supplies identification solutions (IDS) and workplace safety (WPS) products to identify and protect premises, products, and people in the United States and internationally. The company was founded in 1914 and is headquartered in Milwaukee, Wisconsin. National CineMedia, Inc. National CineMedia, Inc., through its subsidiary, National CineMedia, LLC, operates an in-theatre digital media network in North America. The company was founded in 2005 and is based in Centennial, Colorado. Barco NV Barco NV designs, develops, and sells visualization and sharing solutions for the entertainment, enterprise, and healthcare markets worldwide. Barco NV was founded in 1934 and is headquartered in Kortrijk, Belgium. Limelight Networks, Inc. Limelight Networks, Inc. provides content delivery and related services and solutions in the Americas, Europe, the Middle East, Africa, and the Asia Pacific. The company offers services and solutions for businesses to deliver their digital content across Internet, mobile, and social channels. Limelight Networks, Inc. was founded in 2001 and is headquartered in Tempe, Arizona. Daktronics, Inc. Daktronics, Inc. designs, manufactures, and sells a range of electronic display systems and related products worldwide. Daktronics, Inc. was founded in 1968 and is based in Brookings, South Dakota. LSI Industries, Inc. LSI Industries Inc. provides corporate visual image solutions in the United States, Canada, Australia, and Latin America. It operates in three segments: Lighting, Graphics, and Technology. The company was founded in 1976 and is headquartered in Cincinnati, Ohio. 26

Confidential

Comparable Public Company Descriptions

<u>Agilysis</u> Agilysys, Inc., together with its subsidiaries, operates as a developer and marketer of hardware and software products and services to the hospitality industry in North America, Europe, and Asia. Agilysys, Inc. was founded in 1963 and is based in Alpharetta, Georgia.

<u>Brightcove, Inc.</u> Brightcove Inc. provides cloud-based services for video. Brightcove Inc. was founded in 2004 and is headquartered in Boston, Massachusetts.

<u>Par Technology Corporation</u> PAR Technology Corporation, together with its subsidiaries, provides management technology solutions worldwide.

<u>RhythmOne plc</u> RhythmOne plc operates as a technology media company that connects consumers and brands through premium content online. RhythmOne plc was founded in 2004 and is headquartered in San Francisco, California.

<u>ClearOne, Inc.</u> ClearOne, Inc., together with its subsidiaries, designs, develops, and sells conferencing, collaboration, streaming, and digital signage solutions for audio/voice and visual communications in the United States and internationally. ClearOne, Inc. was founded in 1983 and is headquartered in Salt Lake City, Utah.

<u>Qumu Corporation</u> Qumu Corporation engages in enterprise video content management software business. The company was founded in 1978 and is headquartered in Minneapolis, Minnesota.

<u>Sonic Foundry</u> Sonic Foundry, Inc. provides enterprise solutions and services for the Web communications market in the United States and internationally. Sonic Foundry, Inc. was founded in 1991 and is headquartered in Madison, Wisconsin.

<u>Bridgeline Digital, Inc.</u> Bridgeline Digital, Inc. operates as a digital engagement company in the United States. The company was founded in 2000 and is based in Burlington, Massachusetts.

27

LAKE STREET
CAPITAL MARKETS

*Confidential* Comparable M&A Company Descriptions Yume, Inc. YuMe, Inc., together with its subsidiaries, provides digital video brand advertising solutions in the United States and internationally. The company was founded in 2004 and is headquartered in Redwood City, California. As of February 1, 2018, YuMe, Inc. operates as a subsidiary of RhythmOne plc. Rocket Fuel, Inc. Rocket Fuel Inc., a technology company, provides digital advertising solutions in the United States, Canada, the United Kingdom, Australia, France, Germany, Italy, Spain, and Sweden. Its artificial intelligence-driven demand side platform (DSP) is built on real-time optimization engine, which leverages big data and vast computational infrastructure to purchase and deliver highly-automated digital advertising campaigns that are measurable against direct response and brand objectives. The company was founded in 2008 and is headquartered in Redwood City, California. As of September 5, 2017, Rocket Fuel Inc. operates as a subsidiary of Sizmek Inc. ScanScout, Inc., Buyer Platform ScanScout, Inc. operates as an online video advertising network. The company serves publishers, advertisers, and ad networks. The company was founded in 2005 and is based in New York, New York with additional offices in the United States, the United Kingdom, and Singapore. As of November 8, 2010, ScanScout, Inc. operates as a subsidiary of Tremor Video, Inc. Visible Measures Corp. Visible Measures Corporation provides content advertising technology. The company was founded in 2005 and is based in Boston, Massachusetts. As of March 31, 2017, Visible Measures Corporation operates as a subsidiary of AcuityAds US Inc. eNom Imc. eNom Inc. operates as a wholesale domain name registrar. The company enables individuals and organizations to buy and sell Internet domains and related services. The company was founded in 1997 and is headquartered in Kirkland, Washington. As of January 20, 2017, eNom Inc. operates as a subsidiary of Tucows Inc. United States Traffic Network, LLC Radiate Media Holding Company provides software and services that enable local media and businesses to find and capture audiences. Radiate Media Holding Company was founded in 2002 and is based in Salt Lake City, Utah with additional offices in Chicago, Dallas, Los Angeles, New York, Orlando, and Malvern. As of March 13, 2018, United States Traffic Network LLC operates as a subsidiary of Fair and Equal, LLC. 28

*Confidential* Comparable M&A Company Descriptions Sizmek, Inc. Sizmek Inc. operates an online ad campaign management and distribution platform that provides online advertising services worldwide. Sizmek Inc. operates an online ad campaign management and distribution platform that provides online advertising services worldwide. ReachLocal, Inc. ReachLocal, Inc. provides a suite of online marketing and reporting solutions to small and medium-sized businesses. ReachLocal, Inc. was founded in 2003 and is headquartered in Woodland Hills, California. As of August 8, 2016, ReachLocal, Inc. operates as a subsidiary of Gannett Co., Inc. mBlox, Inc. mBlox, Inc. provides mobile business-to-consumer engagement solutions to businesses. The company was founded in 1999 and is headquartered in Sunnyvale, California with additional offices in London; Tokyo, Japan; and Singapore. As of July 11, 2017, mBlox, Inc. operates as a subsidiary of CLX Communications AB (publ). Local Corporation, Substantially All Assets As of December 1, 2015, Substantially All Assets of Local Corporation was acquired by Media.Net Advertising FZ-LLC. Substantially All Assets of Local Corporation comprises the business operations that provide technology platforms to connect merchants with consumers. Planar Systems, Inc. Planar Systems, Inc., together with its subsidiaries, develops, manufactures, and markets electronic display products and systems. The company offers products for display signage market, such as tiled LCD systems that allow customers to create flat, large video walls for various applications, including ambience, advertising, architectural, and brand promotion; and signage monitors comprising other stand-alone signage monitors, outdoor signage displays, transparent displays, and customized LCD signage solutions. Planar Systems, Inc. was founded in 1983 and is headquartered in Beaverton, Oregon. Millenial Media, Inc. Millennial Media Inc. provides mobile advertising solutions to advertisers and developers in the United States and internationally. The company was founded in 2006 and is headquartered in Baltimore, Maryland. As of October 22, 2015, Millennial Media Inc. operates as a subsidiary of AOL Inc. 29

*Confidential* Comparable M&A Company Descriptions Lyris, Inc. Lyris, Inc., an Internet marketing technology company, provides digital marketing software solutions to mid-to-large sized enterprises worldwide. Lyris, Inc. was founded in 1984 and is headquartered in Emeryville, California. As of June 22, 2015, Lyris, Inc. operates as a subsidiary of Aurea Software. Dealix Corporation and Autotegrity, Inc. Dealix Corporation And Autotegrity, Inc. represents the combined operations of Dealix Corporation and Autotegrity, Inc. in their sale to Autobytel Inc. As of May 21, 2015, Dealix Corporation And Autotegrity, Inc. were acquired by Autobytel Inc. Dealix Corporation connects new and used car buyers with dealers, dealer groups, and OEMs of vehicles online. Autotegrity, Inc., a data analytics and online marketing company, provides an automotive shopping service connecting consumers with auto dealers. The companies are based in the United States. Access Data Consulting Corporation As of October 05, 2015, Access Data Consulting Corporation is acquired by General Employment Enterprises Inc. Access Data Consulting Corporation provides systems outsourcing and information systems professionals to Fortune 500 clients. Access Data Consulting Corporation was founded in 1988 and is based in Greenwood Village, Colorado. Covisint Corporation Covisint Corporation provides an open enterprise class cloud platform worldwide. Its platform enables organizations to build solutions that identify, authenticate, and connect users, devices, applications, and information. The company was founded in 2000 and is headquartered in Southfield, Michigan. As of July 26, 2017, Covisint Corporation operates as a subsidiary of Open Text Corporation. CTI Group (Holdings), Inc. CTI Group (Holdings) Inc., together with its subsidiaries, designs, develops, markets, and supports intelligent electronic invoice processing, enterprise communications management software and services solutions, and carrier class voice over Internet protocol management applications primarily in North America and Europe. Daegis, Inc. Daegis Inc., an enterprise software company, delivers offerings for information governance, application migration, data management, and application development worldwide. Daegis Inc. was founded in 1980 and is headquartered in Irving, Texas. As of November 23, 2015, Daegis Inc. operates as a subsidiary of Open Text Corporation. 30

*Confidential* Comparable M&A Company Descriptions MaxPoint Interactive, Inc. MaxPoint Interactive, Inc. operates as a marketing technology company in the United States and Europe. It offers MaxPoint intelligence platform, a business intelligence and marketing automation cloud-based software service that enables national brands to drive local in-store sales. MaxPoint Interactive, Inc. was founded in 2006 and is headquartered in Morrisville, North Carolina. As of October 6, 2017, MaxPoint Interactive, Inc. operates as a subsidiary of Harland Clarke Holdings Corp. ProSoft Group, Inc. ProSoft Group, Inc. provides information technology services in the United States and internationally. It offers business enterprise solutions that include SAP implementation services, SAP Phase2+ services, SAP e-Commerce (Hybris) solutions, SAP cloud services, SAP mobility services, SAP application maintenance and support services, and SAP application lifecycle management services; and business process excellence services, including process analysis and optimization, process design and integration, process management and orchestration, business rules management, and composite applications and portals. The company was founded in 1995 and is based in Downers Grove, Illinois. As of June 1, 2015, ProSoft Group, Inc. operates as a subsidiary of Kellton Tech Solutions Limited. Sajan, Inc. Sajan, Inc. provides language translation services and technology solutions to companies in the technology, consumer products, medical and life sciences, financial services, manufacturing, and retail industries worldwide. The company is headquartered in River Falls, Wisconsin. As of July 19, 2017, Sajan, Inc. operates as a subsidiary of Amplexor USA, Inc. Service Power Technologies plc ServicePower Technologies plc engages in the sale, hosting, and implementation of field service management software in the United States, the United Kingdom, and rest of Europe. ServicePower Technologies plc was incorporated in 2000 and is headquartered in McLean, Virginia. As of February 10, 2017, ServicePower Technologies plc operates as a subsidiary of Diversis Capital UK Limited. 31

*Confidential* Comparable M&A Company Descriptions Shaw Satellite Services, Inc. Shaw Satellite Services Inc., doing business as Shaw Tracking, provides fleet management solutions and service to fleet owners and managers. he company was incorporated in 1980 and is based in Mississauga, Canada. As of September 15, 2017, Shaw Satellite Services Inc. operates as a subsidiary of Turnpike Global Technologies Inc. United Online, Inc. United Online, Inc., through its subsidiaries, provides consumer products and services over the Internet in the United States and internationally. The company operates in three segments: Communications, Commerce & Loyalty, and Social Media. The company was founded in 2001 and is headquartered in Woodland Hills, California. As of July 1, 2016, United Online, Inc. operates as a subsidiary of B. Riley Financial, Inc. Zycron, Inc. Zycron, Inc. offers information technology (IT) services and solutions in the United States and internationally. The company provides IT consulting and outsourcing, application development and management, software engineering, and project management services. The company was founded in 1991 and is based in Nashville, Tennessee with additional offices in Nashville, Memphis, and Chattanooga, Tennessee; Denver, Colorado; and Dallas, Texas. As of April 3, 2017, Zycron, Inc. operates as a subsidiary of BG Staffing, LLC. 32

Confidential

Weighted Average Cost of Capital Analysis

ASSUMPTIONS

Tax Rate [(1)]	0.00%
Risk-Free Rate of Return [(2)]	3.50%
Market Risk Premium [(3)]	5.00%
Size Premium [(4)]	15.67%
Cost of Debt [(5)]	14.50%

(1) Assumes corporate tax rate of 0% due to approximately $68M in NOLs.

(2) Normalized 20-year Treasury Yield per Duff & Phelps 2017

(3) Market risk premium as per Duff and Phelps 2017

(4) Size premium per Duff & Phelps 2017 Valuation Handbook for average risk based on enterprise value for smallest analysis tier

(5) Interest rate on Sachs bridge loan

(6) 2 yr. Beta calculations as per S&P Capital IQ as of 3/29/2018

Comparable Companies - Unlevered Beta Calculation

Ticker	Company	Levered Beta [(6)]	Debt	Preferred Equity	Stock Price	Diluted Shares Outstanding	Equity Value	Unlevered Beta
ENXTPA:DEC	JCDecaux SA	0.97	$1,670.0	$0.0	$34.75	212.8	$7,394.2	0.83
CCO	Clear Channel Outdoor Holdings, In	0.49	$5,264.9	$0.0	$4.90	361.3	$1,770.6	0.16
NCR	NCR Corporation	1.81	$2,991.0	$810.0	$31.52	127.0	$4,003.0	1.04
AYI	Acuity Brands, Inc.	1.17	$356.9	$0.0	$139.19	42.8	$5,960.8	1.12
OUT	Outfront Media Inc.	0.63	$2,225.3	$0.0	$18.74	138.9	$2,603.0	0.39
DB:SAX	Ströer SE & Co. KGaA	0.40	$774.3	$0.0	$69.17	55.3	$3,825.2	0.35
PAY	VeriFone Systems, Inc.	1.23	$842.0	$0.0	$15.38	111.9	$1,720.4	0.91
CATM	Cardtronics plc	1.37	$917.7	$0.0	$22.31	45.6	$1,017.8	0.83
BRC	Brady Corporation	1.14	$71.2	$0.0	$37.15	52.4	$1,945.6	1.11
NCMI	National CineMedia, Inc.	1.15	$923.3	$0.0	$5.19	151.1	$784.0	0.62
ENXTBR:BAR	Barco NV	0.57	$67.0	$0.0	$122.97	12.4	$1,528.3	0.55
LLNW	Limelight Networks, Inc.	1.41	$0.0	$0.0	$4.11	108.8	$447.2	1.41
DAKT	Daktronics, Inc.	0.88	$0.0	$0.0	$8.81	44.7	$394.2	0.88
LYTS	LSI Industries Inc.	1.17	$52.1	$0.0	$8.11	25.7	$208.4	0.99
AGYS	Agilysys, Inc.	1.50	$0.2	$0.0	$11.92	22.7	$271.1	1.50
BCOV	Brightcove Inc.	0.80	$0.3	$0.0	$6.95	34.4	$238.9	0.80
PAR	PAR Technology Corporation	0.81	$1.3	$0.0	$14.09	15.9	$224.7	0.81
AIM:RTHM	RhythmOne plc	-0.13	$0.0	$0.0	$2.46	46.8	$114.9	-0.13
CLRO	ClearOne, Inc.	0.38	$0.0	$0.0	$7.95	8.7	$69.1	0.38
QUMU	Qumu Corporation	-1.03	$8.7	$0.0	$1.76	9.3	$16.5	-0.75
SOFO	Sonic Foundry, Inc.	0.13	$3.1	$1.8	$2.23	4.4	$9.9	0.09
BLIN	Bridgeline Digital, Inc.	1.14	$3.2	$0.0	$2.06	4.2	$8.6	0.90
	Median	0.92	$59.6	$0.0	$10.4	45.18	$615.6	0.82

RMGN Levered Beta Calculation

Ticker	Company	Unlevered Beta	Debt	Preferred Equity	Stock Price	Shares Outstanding	Equity Value	Levered Beta
RMGN	RMG Networks Holding Corporatior	0.82	$1.65	$0.0	$1.42	11.7	$16.7	0.90

Cost of Equity	23.7%
WACC	22.8%

Source: CapitalIQ market data as of 3/29/2018

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